Exhibit 99.1

The First Bancshares, Inc. Reports 2nd Quarter 2012 Earnings and Declaration of Dividend

HATTIESBURG, Miss.--(BUSINESS WIRE)--July 23, 2012--The First Bancshares, Inc. (NASDAQ: FBMS), holding company for The First, A National Banking Association, (www.thefirstbank.com) today reported earnings for the quarter ended June 30, 2012. The First Bancshares, Inc. also announced a quarterly dividend of $.0375 per common share. The record date will be August 13, 2012 with a payable date of August 27, 2012.

Net income available to common stockholders for the three months ended June 30, 2012 amounted to $931,000, or $.30 per diluted share, compared to $585,000, or $.19 per diluted share for the same quarter in 2011, an increase of $346,000 or 59.1%.

Net income available to common stockholders for the six months ended June 30, 2012 amounted to $1,796,000, or $.58 per diluted share, compared to $1,000,000, or $.33 per diluted share for the same period in 2011, an increase of $796,000 or 79.6%.

M. Ray “Hoppy” Cole, President & Chief Executive Officer, commented, “We are extremely happy with the performance of the company during the first half of 2012. We continue to grow our business and increase our profitability. Our team members have done an excellent job of integrating the new branches and taking advantage of the opportunities provided by our increased market share.”

The following are key highlights for the six months ended June 30, 2012:

  Assets grew 2.8% to $700.6 million
  Deposits increased 2.6% to $588.0 million
  Annualized return on average assets increased to .52% during the six month period from .44% for the calendar year 2011
  Annualized return on average equity increased to 5.81% during the six month period from 5.16% for the calendar year 2011

Net Interest Income and Non-Interest Income

Net interest income for the quarter ended June 30, 2012, was $5.5 million, a $1.0 million increase compared to the second quarter of 2011. This improvement was a result of increased loan volume as well as lower funding costs.

Non-interest income increased for the second quarter of 2012 to $1,510,000 as compared to $1,024,000 for the second quarter of 2011. An increase in fee income associated with higher loan and deposit volumes attributed to this increase as well as fee income generated from our mortgage division.

Non-Interest Expense

Non-interest expense increased for the second quarter of 2012 to $5,414,000 as compared to $4,293,000 for the second quarter of 2011. This reflects an increase of 26.1% in non-interest expense primarily related to an increase in operating costs associated with the Whitney branches acquired in the fourth quarter of 2011.

Total Assets, Net Loans and Deposits

Total assets decreased between March 31, 2012, and June 30, 2012 by $21.5 million, or 3.0%. Deposits saw a decrease of $23.3 million or 3.8% over the same period. Total loans, net of unearned interest, increased $2.8 million or 0.7% between March 31, 2012, and June 30, 2012.

At June 30, 2012, The First Bancshares, Inc. reported total loans of $385.6 million, total assets of $700.6 million, total deposits of $588.0 million and stockholders’ equity of $63.3 million. Return on average assets was .52% and return on average equity was 5.96% for the quarter.

About The First Bancshares, Inc.

The First Bancshares, Inc., headquartered in Hattiesburg, Mississippi, is the parent company of The First, A National Banking Association. The First has operations in Hattiesburg, Laurel, Purvis, Picayune, Pascagoula, Bay St. Louis, Wiggins, Gulfport, Biloxi, Long Beach and Diamondhead, Mississippi as well as Bogalusa, Louisiana. The Company’s stock is traded on NASDAQ Global Market under the symbol FBMS. Information is available on the Company’s website: www.thefirstbank.com.

Forward Looking Statement

This news release contains statements regarding the projected performance of The First Bancshares, Inc. and its subsidiary. These statements constitute forward-looking information within the meaning of the Private Securities Litigation Reform Act. Actual results may differ materially from the projections provided in this release since such projections involve significant known and unknown risks and uncertainties. Factors that might cause such differences include, but are not limited to: competitive pressures among financial institutions increasing significantly; economic conditions, either nationally or locally, in areas in which the Company conducts operations being less favorable than expected; and legislation or regulatory changes which adversely affect the ability of the combined Company to conduct business combinations or new operations. The Company disclaims any obligation to update such factors or to publicly announce the results of any revisions to any of the forward-looking statements included herein to reflect future events or developments. Further information on The First Bancshares, Inc. is available in its filings with the Securities and Exchange Commission, available at the SEC’s website, http://www.sec.gov.

THE FIRST BANCSHARES, INC. FINANCIAL HIGHLIGHTS (Unaudited)

($ amounts in thousands except earnings per share, book value and total share volume)

	For the three months		For the six months ended
	ended June 30,		June 30,
	2012	2011	2012	2011

Interest income	$6,609	$5,941	$13,275	$11,674
Interest expense	1,101	1,430	2,282	2,912
Net interest income	5,508	4,511	10,993	8,762
Provision for loan losses	221	305	373	653
Net interest income after provision for loan losses	5,287	4,206	10,620	8,109
Non-interest income	1,510	1,024	2,985	1,939
Non-interest expense	5,414	4,293	10,936	8,817
Income before income taxes	1,383	937	2,669	1,231
Income taxes	346	267	661	60
Net income	1,037	670	2,008	1,171
Preferred Stock Accretion & Dividends	106	85	212	171
Net income applicable to Common Stock	931	585	1,796	1,000
Earnings per share applicable to common stockholders
Basic	$.30	$.19	$.58	$.33
Diluted	.30	.19	.58	.33
Dividends per share	.0375	.0375	.075	.075

	June 30,	December 31,		June 30,
	2012	2011		2011

Total assets	700,616	681,413		541,180
Cash and due from banks	22,366	22,940		29,238
Federal funds sold	764	241		125
Investment securities	238,187	218,531		131,231
Loans, net of unearned interest	385,551	387,929		346,629
Allowance for loan losses as % of net loans	1.16%	1.16%		1.20%
Loans past due 90 days and still accruing	1,205	496		1,237
Non-accrual loans	2,303	5,125		2,903
Non-accrual securities	1,950	1,950		1,950
Other real estate owned	6,744	4,353		4,854
Total nonperforming assets	12,202	11,924		10,944
Deposits-interest bearing	483,547	466,265		383,709
Deposits non-interest bearing	104,482	107,129		50,072
Total deposits	588,029	573,394		433,781
Borrowed funds	28,291	27,032		30,070
Subordinated debentures	10,310	10,310		10,310
Stockholders’ equity	63,300	60,425		59,044
Book value (per share)	$14.73	$14.00		$13.67
Total shares outstanding	3,135,361	3,092,566		3,066,072

CONTACT:
The First Bancshares, Inc.
M. Ray “Hoppy” Cole, CEO, 601-268-8998
or
DeeDee Lowery, CFO, 601-268-8998